                                  EXHIBIT 99.1






FOR IMMEDIATE RELEASE
October 23, 2001

Contact: John Breed
         (713) 209-8835

         COOPER INDUSTRIES ANNOUNCES THIRD-QUARTER EARNINGS OF 78 CENTS
                                   PER SHARE

Results exceed consensus analyst estimates

HOUSTON, TX, Oct. 23 -- Cooper Industries, Inc. (NYSE:CBE) today reported 2001 third-quarter net income of $74.3 million, or $.78 per share (diluted), compared with net income of $91.4 million, or $.97 per share, for the third quarter of 2000. Revenues for the third quarter 2001 were $1.05 billion, compared with $1.15 billion for the same period last year. Third-quarter operating earnings for 2001 were $130.7 million, compared with $169.1 million for 2000.

         "Cooper performed very well in a tough third-quarter operating environment," said H. John Riley, Jr., chairman, president and chief executive officer. "Operating earnings as a percentage of revenue showed further improvement, and we continued to produce excellent cash flow, a key characteristic of Cooper.

         "All of this was achieved during one of the most severe economic slowdowns the U.S. manufacturing sector has experienced in the last 20 years. In addition, our businesses managed their way through the distractions related to our August 8 announcement that we would be actively pursuing alternatives aimed at maximizing shareholder value. The fact that our performance has continued to improve since the first quarter reflects the quality of our businesses, the strength of our brands and our ability to produce superior cash flow even in the most difficult operating environment," continued Riley.

          "Despite pervasive market uncertainty, we continued to invest in significant growth initiatives, including our Cooper Connection distributor relationship program, which is broadening our market coverage and enhancing service to our distributor and end-user customers.

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Additionally, we are expanding our global strategic sourcing initiative and our programs to move production to lower-cost geographic regions. These actions are contributing to our ability to deliver solid results in this highly volatile economic environment and will enhance our performance as the economy strengthens.

         "Disciplined cost-reduction and rationalization efforts have strengthened our businesses quarter-over-quarter in 2001," said Riley. "Operating margins increased from 11.8 percent in the 2001 second quarter to
12.4 percent in the 2001 third quarter. Free cash flow during the 2001 third quarter was $114 million before dividends, reflecting additional headcount reductions and stringent controls over discretionary spending and capital expenditures. Our debt-to-total-capitalization ratio at September 30, 2001, was
41.2 percent, further down from 42.6 percent at June 30, 2001, and 44.4 percent at December 31, 2000."

         Net income for the nine months ended September 30, 2001, was $198.7 million, compared with $268.2 million for the same period in 2000. Earnings per share for the nine months ended September 30, 2001, were $2.09, compared with $2.85 for the same period last year. Total revenues for the 2001 nine-month period were $3.22 billion, compared with $3.35 billion, for the same period in 2000. Operating earnings for the nine-month period in 2001 were $369.6 million, compared with $486.1 million for the same period last year.

                               ELECTRICAL PRODUCTS

         Third-quarter 2001 revenues from the Electrical Products segment were $874.5 million, compared with $957.3 million for the same period in 2000. Segment operating earnings for the 2001 third quarter were $122.3 million, compared with $156.9 million for the 2000 third quarter. Third-quarter 2001 operating margins increased to 14.0 percent, compared with 12.8 percent for the second quarter 2001.

         The Company's hazardous-duty electrical products businesses posted double-digit revenue growth during the quarter as a result of strengthening energy and petrochemical markets. Weak electronic and telecommunications markets negatively impacted revenues in Cooper's electrical and electronic circuit protection and telecommunications businesses, and softness in industrial and commercial construction markets resulted in lower revenues in the Company's lighting and wiring devices businesses. Marketplace uncertainty in the utility sector continued to impact revenues in Cooper's power systems businesses. The Company's European-based lighting



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and security businesses held up reasonably well during the quarter despite evidence of reduced economic activity in both the U.K. and the European continent.

         For the nine months ended September 30, 2001, revenues from the Electrical Products segment were $2.66 billion, compared with $2.76 billion for the same period in 2000. Operating earnings from the Electrical Products segment for the 2001 nine-month period were $337.8 million, compared with $442.6 million for the same period last year.

                                TOOLS & HARDWARE

         Third-quarter 2001 revenues for the Tools & Hardware segment were $177.3 million, compared with $188.5 million for the same period in 2000. Increased shipments of assembly equipment and improving demand for new power tools products were more than offset by lower sales of hand tools, which were impacted by weakened industrial and electronics markets. The effects of currency translation reduced revenues in the segment by approximately 2 percent. Third-quarter 2001 operating earnings for the segment were $16.1 million, compared with $20.8 million for the 2000 third quarter. Operating margins for the segment in the 2001 third quarter were 9.1 percent, compared with 11.1 percent in the 2001 second quarter, reflecting the impact of lower sales, reduced absorption of manufacturing costs as production levels were aligned with current order rates and an unfavorable mix within hand tools.

         Revenues in the Tools & Hardware segment for the nine months ended September 30, 2001, were $555.5 million, compared with $594.9 million for the same period last year. Operating earnings for the year 2001 nine-month period were $54.5 million, compared with $67.4 for the same period last year.

         "Although none of Cooper's facilities or businesses were directly impacted during the September 11 terrorist attacks, it is still too early to gauge the full effects of these events on both U.S. and global markets," said Riley. "Nevertheless, we believe it is reasonable to expect that the softness in the manufacturing sector may worsen in the short term. We have no doubt, however, that we can and will continue to positively differentiate ourselves from our peers in the difficult times most people are forecasting for the next several quarters.

         "Cooper is a premier global franchise consisting of strong brands and broad product lines serving a wide range of markets. Our business model generates consistently strong operating margins with a healthy and growing cash flow. Moreover, the disciplined management which



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sustained our performance in the third quarter will continue. We have all the components necessary to provide long-term growth and profitability."

         Cooper Industries, with 2000 revenues of $4.5 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the Company's Internet site:
www.cooperindustries.com.

         Comparisons of 2001 and 2000 third-quarter and year-to-date results appear on the following pages.

         Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, including but not limited to: 1) the pace of recovery of the domestic economy; 2) the level of market demand for the Company's products and improvement in electronic and telecommunications sectors; 3) the rate at which benefits are realized from cost-reduction programs recently completed, currently under way or to be initiated in the near future; 4) competitive pressures and future global economic conditions; 5) uncertainty in the United States and foreign countries as a result of the terrorist attacks on September 11, 2001; and 6) any actions resulting from the Company's review of strategic alternatives.

         Further information regarding these and other risk factors is set forth in Cooper's filings with the Securities and Exchange Commission, including Cooper's Annual Report on Form 10-K.

         Cooper will hold a conference call at 12:00 p.m. (Eastern) today to provide shareholders and other interested parties an overview of the Company's third-quarter financial performance. Those interested in hearing the conference call may listen via telephone by dialing (646) 862-1076, or over the Internet through the Investor Center section of the Company's Internet site. A replay will be available by telephone until 5:00 p.m. EST on October 29, 2001, and over the Internet until November 5, 2001. The telephone number to access the replay is (800) 633-8284, and the access code number is 19814882.




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                       CONSOLIDATED RESULTS OF OPERATIONS

                                                         Quarter Ended September 30,
                                                           2001              2000
                                                           ----              ----
                                                       (in millions where applicable)
Revenues                                                   $1,051.8        $1,145.8

Cost of sales                                                 730.5           773.1
Selling and administrative expenses                           175.3           188.2
Goodwill amortization                                          15.3            15.4
                                                           --------        --------
Operating earnings                                            130.7           169.1

Interest expense                                               18.8            28.6
                                                           --------        --------

       Income Before Income Taxes                             111.9           140.5
Income taxes                                                   37.6            49.1
                                                           --------        --------
       Net Income                                          $   74.3        $   91.4
                                                           ========        ========

Net Income Per Common Share:
       Basic                                               $    .79        $    .98
                                                           ========        ========
       Diluted                                             $    .78        $    .97
                                                           ========        ========

Shares Utilized in Computation
   of Income Per Common Share:
         Basic                                            94.3 MILLION     93.4 million
         Diluted                                          95.6 MILLION     94.1 million

                             PERCENTAGE OF REVENUES

                                                     Quarter Ended September 30,
                                                         2001                   2000
                                                         ----                   ----
Revenues                                                100.0%                  100.0%
Cost of sales                                            69.5%                   67.5%
Selling and administrative expenses                      16.7%                   16.4%
Operating earnings                                       12.4%                   14.8%
Income Before Income Taxes                               10.6%                   12.3%
Net Income                                                7.1%                    8.0%





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                 CONSOLIDATED RESULTS OF OPERATIONS (CONTINUED)

            ADDITIONAL INFORMATION FOR THE QUARTER ENDED SEPTEMBER 30

                               SEGMENT INFORMATION

                                                     Quarter Ended September 30,
                                                       2001                2000
                                                       ----                ----
                                                             (in millions)
Revenues:
   Electrical Products                               $  874.5            $  957.3
   Tools & Hardware                                     177.3               188.5
                                                     --------            --------
       Total                                         $1,051.8            $1,145.8
                                                     ========            ========

Segment Operating Earnings:
   Electrical Products                               $  122.3            $  156.9
   Tools & Hardware                                      16.1                20.8
                                                     --------            --------
       Total                                            138.4               177.7

General Corporate Expense                                 7.7                 8.6
Interest Expense                                         18.8                28.6
                                                     --------            --------
Income Before Income Taxes                           $  111.9            $  140.5
                                                     ========            ========

                                                     Quarter Ended September 30,
                                                      2001                  2000
                                                      ----                  ----
Return on Sales: (1)
   Electrical Products                               14.0%                  16.4%
   Tools & Hardware                                   9.1%                  11.0%
       Total Segments                                13.2%                  15.5%


(1) Adjusting for recent acquisitions, return on sales for the quarter in 2001 was 14.0% for Electrical Products and 9.1% for Tools & Hardware. Return on sales in 2001 for the total of the segments was 13.2%.




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                       CONSOLIDATED RESULTS OF OPERATIONS

                                                       Nine Months Ended September 30,
                                                       --------------------------------
                                                           2001                2000
                                                           -----              -----
                                                     (in millions where applicable)

Revenues                                                 $3,219.9           $3,352.9

Cost of sales                                             2,244.1            2,269.3
Selling and administrative expenses                         560.8              554.0
Goodwill amortization                                        45.4               43.5
                                                         --------           --------
Operating earnings                                          369.6              486.1

Interest expense                                             66.3               73.5
                                                         --------           --------

       Income Before Income Taxes                           303.3              412.6
Income taxes                                                104.6              144.4
                                                         --------           --------
       Net Income                                        $  198.7           $  268.2
                                                         ========           ========

Net Income Per Common Share:
       Basic                                             $   2.11           $   2.87
                                                         ========           ========
       Diluted                                           $   2.09           $   2.85
                                                         ========           ========

Shares Utilized in Computation
   of Income Per Common Share:
         Basic                                         94.0 MILLION        93.5 million
         Diluted                                       94.9 MILLION        94.1 million


                             PERCENTAGE OF REVENUES

                                                      Nine Months Ended September 30,
                                                       2001                     2000
                                                       ----                     ----
Revenues                                              100.0%                   100.0%
Cost of sales                                          69.7%                    67.7%
Selling and administrative expenses                    17.4%                    16.5%
Operating earnings                                     11.5%                    14.5%
Income Before Income Taxes                              9.4%                    12.3%
Net Income                                              6.2%                     8.0%




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                 CONSOLIDATED RESULTS OF OPERATIONS (CONTINUED)

          ADDITIONAL INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30

                               SEGMENT INFORMATION

                                                      Nine Months Ended September 30,
                                                        2001                  2000
                                                        ----                  ----
                                                      (in millions where applicable)
Revenues:
   Electrical Products                               $2,664.4                $2,758.0
   Tools & Hardware                                     555.5                   594.9
                                                     --------                --------
       Total                                         $3,219.9                $3,352.9
                                                     ========                ========

Segment Operating Earnings:
   Electrical Products                               $  337.8                $  442.6
   Tools & Hardware                                      54.5                    67.4
                                                     --------                --------
       Total                                            392.3                   510.0

General Corporate Expense                                22.7                    23.9
Interest Expense                                         66.3                    73.5
                                                     --------                --------
Income Before Income Taxes                           $  303.3                $  412.6
                                                     ========                ========

                                                       Nine Months Ended September 30,
                                                        2001                    2000
                                                        ----                    ----
Return on Sales: (1)
   Electrical Products                                  12.7%                   16.0%
   Tools & Hardware                                      9.8%                   11.3%
       Total Segments                                   12.2%                   15.2%

(1) Adjusting for recent acquisitions, return on sales for the first nine months in 2001 was 13.1% for Electrical Products and 9.8% for Tools & Hardware. Return on sales in 2001 for the total of the segments was 12.5%.

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